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                                                            EXHIBIT 99.(a)(1)(A)


                           OFFER TO PURCHASE FOR CASH

                     UP TO 10,000 LIMITED PARTNERSHIP UNITS
                                       FOR
                                $300 NET PER UNIT
                                       OF
                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                                       BY
                                 C3 CAPITAL, LLC
                                      DATED
                                 OCTOBER 4, 2001

================================================================================

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME ON FRIDAY, NOVEMBER 2, 2001 UNLESS THE OFFER IS EXTENDED.

================================================================================

     C3 Capital, LLP, a California limited liability company ("C3 Capital") is offering to purchase up to 10,000 units representing limited partnership interests ("Units") in American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), at a net cash price of $300 per Unit less the amount of Distributions (as defined below) per Unit (the "Purchase Price"), if any, made by the Partnership from the date of the Offer, (as defined below) until the date on which C3 Capital purchases the Units tendered pursuant to the Offer.

     This Offer is upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Offer To Sell Letter (the "Offer to Sell Letter"), as each may be supplemented or amended from time to time. Holders of Units (each a "Unitholder") may accept the Offer and tender all or part of their Units by following the instructions in this Offer to Purchase and in the enclosed Offer to Sell Letter. The Offer to Purchase and the Offer to Sell Letter constitute the "Offer."

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE CERTAIN CONDITIONS OF THE OFFER, BELOW.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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         IF YOU WISH TO TENDER YOUR UNITS AND RECEIVE THE $300 PER UNIT
         PURCHASE PRICE PLEASE COMPLY WITH THE FOLLOWING INSTRUCTIONS.

    THIS OFFER TO PURCHASE AND THE ACCOMPANYING OFFER TO SELL LETTER CONTAIN
         IMPORTANT INFORMATION AND WE URGE YOU TO READ THEM CAREFULLY.

     Any Unitholder desiring to tender Units should complete and sign the Offer to Sell Letter or a facsimile thereof in accordance with the Instructions in the Offer to Sell Letter and mail or deliver the Offer to Sell Letter and any other required documents, to P.H. Holdings Inc., the Exchange Agent in connection with the Offer.

     A Unitholder may tender any or all of the Units owned by that Unitholder. For a partial tender to be valid, the partnership agreement requires that after the sale of Units pursuant to the Offer, the Unitholder must continue to hold at least: (i) 2 Units if the Unitholder is an Individual Retirement Account, a Keogh or other employee benefit plan (each a "Qualified Plan"), or (ii) 5 Units if the Unitholder is not a Qualified Plan. Tenders of fractional Units will not be permitted, except by a Unitholder who is tendering all of the Units owned by that Unitholder.

     Questions and requests for assistance or for additional copies of this Offer to Purchase and the Offer to Sell Letter may be directed to C3 Capital c/o Vintage Senior Housing LLC at 359 San Miguel Drive, Suite 300, Newport Beach, California 92660 or by telephone, toll free, at (866) 719-4093.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF C3 CAPITAL OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE OFFER TO SELL LETTER. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                              AVAILABLE INFORMATION

     The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, consent solicitation statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, consent solicitation statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY OF OFFER TO PURCHASE................................................  1

INTRODUCTION OF OFFER TO PURCHASE...........................................  4

THE OFFER...................................................................  6

1.  Background of the Offer.................................................  6

2.  Purpose and Effect of the Offer.........................................  6

3.  Terms of the Offer; Expiration Date; Proration..........................  9

4.  Acceptance for Payment and Payment of Purchase Price.................... 10

5.  Procedure to Accept the Offer........................................... 11

6.  Determination of Validity; Rejection of Units; Waiver of Defects;
    No Obligation to Give Notice of Defects................................. 12

7.  Withdrawal Rights....................................................... 13

8.  Extension of Tender Period; Termination; Amendment...................... 13

9.  Conditions of the Offer................................................. 14

10. Backup Federal Income Tax Withholding................................... 15

11. FIRPTA Withholding...................................................... 16

12. Source of Funds......................................................... 16

13. Certain Legal Matters................................................... 16

14. Fees and Expenses....................................................... 17

15. Miscellaneous........................................................... 17

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.............................. 18

CERTAIN INFORMATION CONCERNING C3 CAPITAL................................... 20

SCHEDULE I.................................................................. 22

MEMBERS AND MANAGERS OF C3 CAPITAL.......................................... 22

SCHEDULE II................................................................. 23

CERTAIN FEDERAL INCOME TAX MATTERS.......................................... 23


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                          SUMMARY OF OFFER TO PURCHASE

     C3 Capital, LLC is offering to purchase up to 10,000 units of limited partnership interests in American Retirement Villas Properties III, L.P. for $300 per unit in cash.

     The following are some of the questions that you, as a unit holder and limited partner of the American Retirement Villas Properties III, L.P. may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Offer to Sell Letter.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase up to 10,000 units is being made by C3 Capital, LLC. C3 Capital, LLC is a company founded by persons formerly affiliated with the current managing general partner, one of which was also formerly a general partner and is now a special limited partner of American Retirement Villas Properties III, L.P. Neither C3 Capital, LLC nor its affiliates are affiliated with the current managing general partner of American Retirement Villas Properties III, L.P. See "Background of the Offer" below.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

C3 Capital, LLC is seeking to purchase up to 10,000 of the units of limited partnership interest, which are the "Units" issued to investors in American Retirement Villas Properties III, L.P. See "Terms of the Offer; Expiration Date; Proration" below.

HOW MUCH IS C3 CAPITAL, LLC OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

C3 Capital, LLC is offering $300 per unit, net to you in cash, less the amount of any distributions made with respect to the units after September 15, 2001 and the date the offer expires. The offer price would be reduced by the amount of distributions made prior to the expiration date of the offer. Any distributions made after the expiration date of the offer would, by the terms of the offer and as set forth in the accompanying Offer to Sell Letter, be assigned by tendering unit holders to C3 Capital, LLC. If you tender your units to C3 Capital, LLC in the offer, you will not have to pay brokerage fees or similar expenses. See "Terms of the Offer; Expiration Date; Proration" and "Acceptance for Payment and Payment of Purchase Price" below

DOES C3 CAPITAL, LLC HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of units sought is purchased, C3 Capital, LLC's capital commitment will be approximately $3,000,000. The members and affiliates of C3 Capital have agreed to contribute or lend sufficient cash to C3 Capital to provide the funds required in connection with the Offer. See "Source of Funds" below.

IS THE FINANCIAL CONDITION OF C3 CAPITAL, LLC RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

This is a cash offer that is not conditioned on financing being available, and C3 Capital, LLC has adequate financial resources. See "Source of Funds" below.


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HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE TERMS OF THE OFFER?

You will have at least until 12:00 midnight, New York City time, on Friday, November 2, 2001, to decide whether to tender your units in the offer. See "Terms of the Offer; Expiration Date; Proration" below.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The offer can be extended in C3 Capital, LLC's discretion. See "Extension of Tender Period; Termination; Amendment" below.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If C3 Capital, LLC extends the offer, it will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the day after the day on which the offer was last scheduled to expire. See "Extension of Tender Period; Termination; Amendment" below.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on minimum units tendered, the availability of financing or otherwise determined by the success of the offer. However, C3 Capital, LLC may not be obligated to purchase any units in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, C3 Capital, LLC is not obligated to purchase any units which are validly tendered if, among other things, there is a material adverse change in the partnership or its business. See "Conditions of the Offer" below.

HOW DO I SELL MY UNITS?

To sell your units, you must deliver a completed Offer to Sell Letter (printed on blue paper), to the Exchange Agent at 110 Newport Center Drive, Suite 200, Newport Beach, California 92660, no later than the time the offer expires, and C3 Capital must accept your Offer to Sell Letter. Your signature on the Offer to Sell Letter must be "medallion guaranteed" unless your Units are held in an IRA or other similar custodial account. See "Procedure to Accept the Offer" below.

WHAT IS A MEDALLION SIGNATURE GUARANTY?

Any firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a registered national securities exchange or of the National Association of Securities Dealers, Inc. can "medallion guarantee" that your signature is valid and binding. All signatures on the Offer to Sell Letter must be medallion guaranteed by one of these firms unless your Units are held in an IRA or other similar custodial account. The most convenient place to get a medallion guaranty will be at your bank. Generally, banks require that you have an open account and a valid ID to give a medallion guaranty. See "Procedure to Accept the Offer" below.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered units at any time until the offer has expired and, if C3 Capital, LLC has not agreed to accept your units for payment by December 3, 2001, you can withdraw them at any time after such time until it does accept your units for payment. See "Withdrawal Rights" below.


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HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Exchange Agent while you still have the right to withdraw the units. See "Withdrawal Rights" below.

WHAT DOES THE PARTNERSHIP'S MANAGING GENERAL PARTNER THINK OF THE OFFER?

C3 Capital, LLC has not sought the approval or disapproval of the current managing general partner of American Retirement Villas Properties III, L.P.

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

American Retirement Villas Properties III, L.P. reported approximately 1,759 holders of its outstanding units as of December 31, 2000. Unless the total number of unit holders were to fall below 300, it will continue as a public reporting company. C3 Capital, LLC does not currently anticipate that the offer will result in such a reduction in the number of unit holders, though it cannot now determine the results with any certainty. See "Purpose and Effect of the Offer" below.

IF I DECIDE NOT TO SELL, HOW WILL THE OFFER AFFECT MY UNITS?

C3 Capital, LLC does not anticipate that units held by non-tendering unit holders will be affected by the completion of the offer. However, if C3 Capital, LLC should acquire all of the units sought in the offer, C3 Capital, LLC would control a large, and potentially controlling, block of units. In addition, if the offer is successful, C3 Capital, LLC may replace the current managing general partner with itself which may affect the Partnership and the units. See "Purpose and Effect of the Offer" below.

WHAT ARE C3 CAPITAL'S PLANS CONCERNING THE PARTNERSHIP?

C3 Capital, LLC is seeking control of American Retirement Villas Properties III, L.P. and may, if the offer is successful, replace the current managing general partner with itself, and may change the Partnership's management or operations. C3 Capital, LLC may seek to terminate the partnership's current property management agreement and to replace ARV Assisted Living, Inc. with Vintage Senior Housing, LLC as property manager. Although C3 Capital, LLC does not have any present intention to take action in connection with the liquidation of American Retirement Villas Properties III, L.P., C3 Capital, LLC reserves the right, at an appropriate time, to exercise its rights as limited partner to vote on matters subject to a limited partner vote, including any vote affecting the sale of properties or the liquidation and dissolution of American Retirement Villas Properties III, L.P. See "Purpose and Effect of the Offer" below.

WHAT IS THE MARKET VALUE OF MY UNITS?

There is currently no established public trading market for the units and it is not anticipated that a public market for the units will develop. Bid prices quoted by partnership exchanges vary widely and are not considered a reliable indication of market value. See "Purpose and Effect of the Offer" below.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call C3 Capital, LLC, toll free, at (866) 719-4093.


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To:  Unitholders of American Retirement Villas Properties III, L.P.

                        INTRODUCTION OF OFFER TO PURCHASE

     C3 Capital, LLC, a California limited liability company ( "C3 Capital"), hereby offers to purchase up to10,000 units of limited partnership interests ("Units") in American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), at a net cash purchase price of $300 per Unit less the amount of Distributions (as defined below) per Unit, if any, made by the Partnership (the "Purchase Price") from the date of the Offer (as defined below), until the date on which C3 Capital purchases the Units tendered pursuant to the Offer. This Offer is on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Offer to Sell Letter, as either may be supplemented or amended from time to time (respectively, the "Offer to Purchase" and the "Offer to Sell Letter"), and which together constitute the "Offer." Unitholders of the Partnership ("Unitholders") who tender their Units will not be obligated to pay any commissions or partnership transfer fees on the purchase of Units pursuant to the Offer; those fees and taxes will be paid by C3 Capital. C3 Capital will pay all charges and expenses of P.H. Holdings, Inc. (the "Exchange Agent"), in connection with the Offer.

     A Unitholder may tender any or all of the Units owned by that Unitholder. The partnership agreement requires, however, that if the Unitholder desires to tender less than all of its Units and (a) if the Unitholder is an Individual Retirement Account, a Keogh or other employee benefit plan (each a "Qualified Plan"), then the Unitholder must retain at least 2 Units, or (b) if the Unitholder is not a Qualified Plan, then the Unitholder must retain at least 5 Units. Tenders of fractional Units will not be permitted except by a Unitholder who is tendering all of the Units owned by that Unitholder. The number of Units subject to the Offer may be reduced to the extent necessary to cause the number of Units purchased in the offer, when added to the number of all other Units transferred within the 12 months preceding the closing of the Offer, to not equal or exceed 50% of the outstanding Units. The Managing Partner may refuse to recognize the transfer of Units in excess of this amount under the partnership agreement.

     According to the Partnership's Form 10-Q for the quarter ended June 30, 2001, the Partnership has outstanding 18,666 Units. C3 Capital and its affiliates do not currently own any Units.

     In considering the Offer, Unitholders may wish to consider the following:

     o The Partnership's publicly filed documents state that there is no established trading market for the Units. Consequently, the Offer presents an opportunity to dispose of Units for a cash price that might not be available otherwise.

     o This Offer is 20% higher than the most recent tender offer for the Units announced in mid-2001.

     o The managing general partner has stated that it currently has no intent to liquidate the Partnership properties. This Offer gives Unitholders an opportunity to have increased liquidity in the near term.

     o C3 Capital is making the Offer with a view to making a profit for itself. Accordingly, there is a conflict between the desire of C3 Capital to purchase Units at a favorable price to them and the desire of the Unitholders to sell their Units at a favorable price to them.


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     o    Based solely on financial and other information relating to the
          Partnership that is publicly available in its reports filed with the Securities and Exchange Commission (the "Commission"), C3 Capital, solely for consideration with other information in connection with preparing a bid, estimated the net book value per Unit to be approximately $105 as of June 30, 2001. C3 CAPITAL HAS NOT INSPECTED THE PARTNERSHIP'S PROPERTIES AND HAS NO INDEPENDENT BASIS WHATSOEVER FOR DETERMINING THE ACCURACY OR COMPLETENESS OF THE PARTNERSHIP'S PUBLICLY FILED FINANCIAL INFORMATION OR FOR DETERMINING TO WHAT EXTENT, IF ANY, THE ESTIMATED NET ASSET VALUE SET FORTH ABOVE REPRESENTS THE TRUE NET ASSET VALUE OF EACH UNIT.

     o The Offer allows Unitholders to dispose of their Units without incurring the sales commissions or transfer fees typically associated with transfers of Units arranged through brokers or other intermediaries. Taxable Unitholders who sell all of their Units will also eliminate the need to report form K-1 information for the Partnership with their federal tax returns for years after 2001.

     o If C3 Capital becomes the registered owner of sufficient Units, C3 Capital will be able to significantly influence or possibly determine all voting decisions with respect to the Partnership, including, among other things, decisions concerning liquidation, termination, amendments to the partnership agreement and removal and replacement of the current managing general partner.

     o The Offer is a near term opportunity for Unitholders to liquidate their investments in the Partnership, but Unitholders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units, including, for example, the right to sell the Units later at a possibly higher price and the right to participate in any future Distributions (defined below), whether from operations or the proceeds of a sale of one or more of the facilities in which the Partnership has an interest.

     Considerations other than those identified, such as investment and tax considerations, exist which should be weighed in deciding whether to offer to sell your shares pursuant to this Offer. UNITHOLDERS ARE ADVISED TO READ THIS ENTIRE OFFER TO PURCHASE CAREFULLY AND TO CONSULT WITH THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING A DECISION WHETHER OR NOT TO TENDER UNITS. Each Unitholder must make its own decision, based on the Unitholder's particular circumstances, whether to tender Units and, if so, how many Units to tender.


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                                    THE OFFER

     1. BACKGROUND OF THE OFFER. The Partnership, which is more fully described in "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" below, was formed in 1989. It currently owns and operates two residential facilities for senior citizens (the "Properties"). It was originally projected that the Properties would be held for five to seven years.

     At the time the Partnership was formed, the persons who now control C3 Capital were officers and directors of ARV Assisted Living, Inc. ("ARVAL"), which sponsored the Partnership, and made up a significant portion of ARVAL's management team. Mr. Gary L. Davidson is a 25% member of C3 Capital, and was the Chairman, President, Chief Executive Officer and a significant stockholder of ARVAL and a general partner of the Partnership. Mr. Graham Espley-Jones controls BonGate LLC, a 25% member of C3 Capital, and was Executive Vice President, Chief Financial Officer and a significant stockholder of ARVAL. Mr. Eric K. Davidson jointly with Mr. Brian J. Flornes controls Vintage Senior Housing, LLC, a 50% member of C3 Capital, and was the Senior Vice President of Acquisitions for ARVAL. Mr. Flornes was the Vice President of Development for ARVAL.

     The individual general partners of the Partnership at the time it was formed were Mr. Gary L. Davidson, Mr. John A. Booty, Mr. David P. Collins, Mr. John S. Jason and Mr. Tony Rota, all of whom were affiliated with ARVAL. Currently, only Mr. Collins is affiliated with ARVAL.

     In 1997, Mr. Gary L. Davidson resigned as an officer of ARVAL, and early in 1998 he sold his stock interest in ARVAL. Messrs. Graham Espley-Jones, Eric K. Davidson and Brian J. Flornes resigned from ARVAL in 1998.

     In 2000, Mr. Gary L. Davidson, and several others resigned as general partners of the Partnership and are now special limited partners.

     In December 2000, Vintage Senior Housing, LLC purchased one of the Partnerships properties from the Partnership. This purchase by Vintage Senior housing, LLC resulted in a significant distribution to the Unitholders.

     2. PURPOSE AND EFFECT OF THE OFFER.

     Purpose. C3 Capital is seeking to acquire Units pursuant to the Offer in order to acquire a substantial equity interest in the Partnership, primarily for investment and with a view to making a profit for itself and to allow it to influence the activities of the Partnership. If successful in acquiring the 10,000 Units pursuant to the Offer, C3 Capital will beneficially own approximately 54% of the outstanding Units of the Partnership at the conclusion of the Offer. Following completion of the Offer, C3 Capital and persons related to or affiliated with C3 Capital may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by C3 Capital in its sole discretion. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. C3 Capital also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in C3 Capital itself, depending among other things on liquidity, strategic, tax and other considerations.


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

     If C3 Capital is successful in acquiring the Units it is tendering for pursuant to the Offer, it intends to conduct a review of the Partnership and the Partnership's assets, operations, properties, management and personnel and to consider what, if any, recommendations, suggestions, actions or changes C3 Capital believes would be desirable in connection with the Partnership in light of the circumstances which then exist. Such matters will include seeking to replace the current managing general partner with itself and may include seeking to replace the current manager of the Properties with Vintage Senior Housing, LLC. Such matters or other possible transactions involving the Partnership could also include, but are not limited to: (i) acquiring or selling assets, including selling any or all of the Properties or the Partnership's interest in other assets; (ii) reviewing or changing the frequency of cash distributions from the Partnership to the Unitholders or reducing the amount of reserves held by the Partnership through cash distributions to the Unitholders; and, (iii) considering a merger or other consolidation transaction with the Partnership or a liquidation of the Partnership. If any such transaction is effected by the Partnership and financial benefits accrue to the Unitholders, C3 Capital and its affiliates will participate in those benefits to the extent of their ownership of the Units.

     Except as set forth in this Offer to Purchase, C3 Capital has no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, reallocation of operations or sale or transfer of assets involving the Partnership or any material changes in the Partnership's structure, business or composition of its management or personnel.

     Limitations on Resales. The partnership agreement provides the managing general partner the discretion to defer the transfer and registration of Units if, among other things, a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal income tax purposes (which termination may occur when 50 percent or more of the Units are transferred in a twelve-month period). This provision may limit sales of Units on the secondary market and in private transactions for the twelve-month period following completion of the Offer. Accordingly, the Partnership may decide not to recognize any requests for recognition of a transferee Unitholder upon a transfer of Units during such twelve-month period if the managing general partner believes the transfers would cause a tax termination of the Partnership. C3 Capital may reduce the number of Units subject to the Offer to the extent necessary to cause the number of Units purchased in the Offer, when added to the number of all other Units transferred within the 12 months preceding the closing of the Offer, to not equal or exceed 50% of the outstanding Units. If the Offer is successful, any additional attempts to transfer Units by any party, including C3 Capital, in the twelve months immediately following completion of the Offer may be limited by the current managing general partner pursuant to this provision. Since C3 Capital believes that the transfer of additional Units would not cause adverse tax consequences to holders of Units, it does not intend to restrict transfers of Units should it become the managing general partner.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. A reduction in the number of holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the Units; however, according to public documents filed by the Partnership, there is no established public trading market for the Units and, therefore, C3 Capital does not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units through secondary market transactions.

     The Units are currently registered under the Exchange Act. Such registration may be terminated upon application to the Commission if the Units are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to its Unitholders and to the Commission and would make inapplicable to the Partnership certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with Unitholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, if C3 Capital acquires a substantial number of Units, the ability of "affiliates" of the Partnership and persons


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

holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Units pursuant to the Offer, the Partnership is no longer required to maintain registration of the Units under the Exchange Act, C3 Capital or its affiliates plan to seek to cause the Partnership to apply for termination of such registration.

     Control of Unitholder Voting Decisions by C3 Capital. The partnership agreement provides that a transferee of Units will not be recognized as an assignee Unitholder unless and until the transfer is accepted and recorded by the Partnership's managing general partner. C3 Capital will seek to be listed on the books and records of the Partnership as the registered owner of the tendered and purchased Units upon or as soon as possible following consummation of the Offer and, if and when so listed, will have the right to vote each Unit purchased pursuant to the Offer in accordance with the partnership agreement. Nevertheless, until and regardless of whether C3 Capital is listed on the books and records of the Partnership as the registered owner of the Units purchased hereunder, C3 Capital will have the right to determine the vote of each Unit purchased in the Offer because the sale documents include the irrevocable appointment by selling Unitholders of C3 Capital, its officers and designees as proxies with respect to the Units tendered by such Unitholders and accepted for payment by C3 Capital. As a result, C3 Capital will be in a position to influence significantly or determine all voting decisions of Unitholders with respect to the Partnership. This could (i) prevent non-tendering Unitholders from taking action they desire but that C3 Capital opposes and (ii) enable C3 Capital to take action desired by C3 Capital but opposed by non-tendering Unitholders. Under the partnership agreement, Unitholders holding a majority of the Units are entitled to vote the limited partnership interests correlating to such Units to take action with respect to a variety of matters, including removal of the managing general partner, dissolution and termination of the Partnership, and approval of most types of amendments to the partnership agreement.

     Certain Federal Income Tax Matters. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. For a discussion of additional federal income tax matters, Unitholders are urged to review "SCHEDULE II" below. UNITHOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     Section 708(b) of the Code (and related Treasury Department regulations) provides that a partnership terminates for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in the partnership capital and profits within a twelve-month period. Accordingly, it is possible that transfers made pursuant to the successful completion of the Offer combined with others transfers within a twelve-month period could cause a termination of the Partnership for income tax purposes. In the event of a termination, the Partnership would be treated for income tax purposes as if it had contributed its assets to a new partnership in exchange for an interest in the new partnership and immediately thereafter the terminated partnership distributed its interests in the new partnership in liquidation. The termination will not result in the recognition of current gain or loss by the partners. As a result of the termination the partnership tax year will close and prior elections with respect to the partnership may be invalidated.

     The "new" partnership created upon the deemed recontribution of assets by the partners would be treated as having acquired its assets on the date of the deemed recontribution. A new depreciation recovery period would begin on such date, and the Partnership would be required to depreciate its properties over a greater period of time than is currently being used; accordingly, the aggregate present value of the Partnership's future depreciation deductions would be reduced. In addition, a Section 708(b) termination of the Partnership could require the Partnership to make certain complex allocations (pursuant to Sections 737 and 704(c) of the Code) of future Partnership income and loss to take into account the amount of gain or loss inherent in each partner's share of each asset that is deemed to have been recontributed to the Partnership following the Section 708(b) termination.

     Pursuant to income tax regulations proposed by the Treasury Department on May 11, 1996 (the "Proposed Regulations"), the income tax treatment of Section 708(b) partnership terminations would be substantially modified. The Proposed Regulations would deem a Section 708(b) termination to cause the terminating partnership to contribute its assets to a new partnership, followed by a liquidating distribution of interests in the new partnership to the partners of the terminating partnership. The changes contained in the Proposed Regulations would eliminate the possibility of gain recognition by the partners in the terminating partnership and would eliminate the necessity of computing the complex allocations required by Section 704(c) and Section 737. The change in the depreciable lives of partnership property held by the terminating partnership described in the preceding paragraph would continue to occur under the Proposed Regulations.

     The Proposed Regulations will be effective when they are published as final regulations in the Federal Register. Although an earlier effective date of these or similar regulations governing Section 708(b) terminations is possible, all Partners should assume that the existing Section 708(b) regulations (rather than the Proposed Regulations) will apply to a termination of the Partnership incident to the Offer.

     3. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. On the terms and subject to the conditions of the Offer, C3 Capital will accept and purchase up to 10,000 Units that are validly tendered in accordance with the procedures set forth in "Procedure to Accept the Offer" below prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in "Withdrawal Rights" below. For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time on Friday, November 2, 2001, unless C3 Capital in its sole discretion extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as extended by C3 Capital, shall expire. See "Extension of Tender Period; Termination; Amendment" below for a description of C3 Capital's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

     If, prior to the Expiration Date, C3 Capital increases the Purchase Price offered to the Unitholders pursuant to the Offer, the increased Purchase Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     In response to the Offer, the managing general partner may pay out to Unitholders that amount of the Partnership's cash balances not required for its ordinary course day-to-day operations (a "Distribution"). If so, the Purchase Price will be reduced accordingly.

     If more than 10,000 Units are validly tendered in accordance with the procedures specified in "Procedure to Accept the Offer" below and not properly withdrawn in accordance with the procedures specified in "Withdrawal Rights" below on or prior to the Expiration Date, C3 Capital will, upon the terms and subject to the conditions of the Offer, take into account the number of Units so tendered, accept for payment and pay for an aggregate of 10,000 Units, pro rata, according to the number of Units validly tendered by each Unitholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Units, and purchases that would cause a Unitholder who sells less than all of its Units to continue to hold less than 2 Units if the Unitholder is a Qualified Plan or less than 5 Units if the Unitholder is not a Qualified Plan. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 10,000 Units, C3 Capital will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer; provided, however, that the number of Units subject to the Offer may be reduced to the extent necessary to cause the number of Units purchased in the offer, when added to the number of all other Units transferred within the 12 months preceding the closing of the Offer, to not equal or exceed 50% of the outstanding Units. The managing general partner may refuse to recognize the transfer of Units in excess of this amount under the Partnership's limited partnership agreement. If the managing general partner refuses to recognize the transfer of Units, C3 Capital may not be able to announce the final results of the Offer. Subject to C3 Capital's obligations under Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, C3 Capital does not intend to accept and pay for any Units pursuant to the Offer until it is known whether the managing general partner is going to recognize the transfer.

     If proration of tendered Units is required, C3 Capital may not be able to announce the final results of the proration until at least approximately ten business days after the Expiration Date because of the difficulty of determining the proration results. Subject to C3 Capital's obligation under Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, C3 Capital does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration or other adjustment results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE PURCHASE PRICE.

     The Offer is conditioned upon satisfaction of the conditions set forth in "Conditions of the Offer" below.

     C3 Capital reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If on or prior to the Expiration Date any or all of the conditions have not been satisfied or waived, C3 Capital reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and (iv) amend the Offer.

     4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE. On the terms and subject to the conditions of the Offer, C3 Capital will purchase and will pay for all Units validly tendered in accordance with the procedures set forth in "Procedure to Accept the Offer" below and not withdrawn in accordance with the procedures specified in "Withdrawal Rights" below, as promptly as practicable following the Expiration Date. For Units whose registered owner is a Qualified Plan, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Exchange Agent of: (i) a properly completed and duly executed Offer to Sell Letter (or facsimile thereof), together with all required medallion signature guaranties, and (ii) any other documents required in accordance with the Offer to Sell Letter. Unitholders should carefully read and comply with the procedures and requirements in the Offer to Sell Letter.

     UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Units are not purchased for any reason (other than pro rata adjustments), the original Offer to Sell Letter with respect to the Units may be destroyed by the Exchange Agent (in accordance with its customary practice). If for any reason acceptance of payment of, or payment for, any Units tendered pursuant to the Offer is delayed or C3 Capital is unable to accept for payment, purchase or pay for Units tendered (i.e., tenders subject to proration), then, without prejudice to C3 Capital's rights under "Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects" below, the Exchange Agent may, nevertheless, on behalf of C3 Capital, retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in "Withdrawal Rights" below; subject, however, to C3 Capital's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Purchase Price in respect of Units tendered.

     C3 Capital reserves the right to transfer or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve C3 Capital of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     5. PROCEDURE TO ACCEPT THE OFFER.

     Valid Tender. For Units to be validly tendered the Exchange Agent must receive, on or prior to the Expiration Date, a properly completed and duly executed Offer to Sell Letter, together with all required medallion signature guarantees, and any other documents required by the Offer to Sell Letter.

     A Unitholder may tender any or all of that Unitholder's Units; provided, however, if the Unitholder desires to tender less than all of its Units and (a) if the Unitholder is a Qualified Plan, then the Unitholder must retain at least 2 Units, or (b) if the Unitholder is not a Qualified Plan, then the Unitholder must retain at least 5 Units. No alternative, conditional or contingent tenders will be accepted and no fractional Units will be purchased, except for fractional Units owned by a Unitholder who is tendering all of its Units.

     Signature Guarantees. All signatures on the Offer to Sell Letter must be medallion guaranteed unless the tendered Units are held in a Qualified Plan. A medallion guaranty can be given by any bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (each an "Eligible Institution"). For example, if a Unitholder holds his Units in his own name, and not in an IRA or other similar custodial account, when that Unitholder signs his Offer to Sell Letter, he must be in the presence of an authorized representative of a medallion guaranty such as Wells Fargo Bank or Bank of America. See Instructions 1 and 4 of the Offer to Sell Letter.

     If you have any questions concerning this signature guarantee requirement, or would like any help finding an Eligible Institution in your area, please call C3 Capital, toll free, at (866) 719-4093.

     If the Units are registered in the name of a person other than the signer of the Offer to Sell Letter, or if payment is to be made to a person other than the registered owner, then the Offer to Sell Letter must be accompanied by duly executed unit powers, signed exactly as the name or names of the registered owner or owners appear on the transfer books of the Partnership. The signature on the unit powers must be guaranteed by an Eligible Institution as provided above. See Instructions 1 and 4 of the Offer to Sell Letter.

     If you have any questions concerning a unit power, or would like a copy of a unit power form, please call C3 Capital, toll free, at (866) 719-4093.

     IN ALL CASES, NOTWITHSTANDING ANY OTHER PROVISION HEREOF, PAYMENT FOR UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER WILL BE MADE ONLY AFTER TIMELY RECEIPT BY THE EXCHANGE AGENT OF A PROPERLY COMPLETED AND DULY EXECUTED OFFER TO SELL LETTER, ALL REQUIRED MEDALLION SIGNATURE GUARANTEES AND ANY OTHER DOCUMENTS REQUIRED BY THE OFFER TO SELL LETTER. ACCORDINGLY, PAYMENT MAY BE MADE TO TENDERING UNITHOLDERS AT DIFFERENT TIMES IF THESE DOCUMENTS ARE DELIVERED AT DIFFERENT TIMES. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE UNITS TO BE PAID BY C3 CAPITAL, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT AFTER THE DATE OF ACCEPTANCE FOR PAYMENT.

     Delivery of Offer to Sell Letter. The method of delivery of the Offer to Sell Letter and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Exchange Agent. Tendering Unitholders should allow sufficient time to assure timely delivery.

     Appointment as Proxy. By executing and delivering an Offer to Sell Letter, a tendering Unitholder irrevocably appoints C3 Capital, or any other designee of C3 Capital, the attorneys-in-fact and proxies of the Unitholder, in the manner set forth in the Offer to Sell Letter, each with full power of substitution, to the full extent of the Unitholder's rights with respect to the Units tendered by the Unitholder and accepted for payment by C3 Capital (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof). All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by C3 Capital in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the Unitholder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney and proxies may be given (and, if given, will be without force or effect). The designees of C3 Capital will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unitholder as they in their sole discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof. In order for Units to be deemed validly tendered, immediately upon C3 Capital's acceptance for payment of the Units, C3 Capital or its designee must be able to exercise full voting rights with respect to the Units, including voting at any meeting of the Partnership's limited partners or Unitholders.

     Assignment of Interest in Future Distributions. By executing and delivering an Offer to Sell Letter, a tendering Unitholder irrevocably assigns to C3 Capital and its assigns all of the right, title and interest of the Unitholder in and to any and all Distributions made by the Partnership from and after the expiration of the Offer with respect to the Units accepted for payment and thereby purchased by C3 Capital.

     6. DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by C3 Capital, in its sole discretion, which determination will be final and binding. C3 Capital reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of C3 Capital's counsel, be unlawful. C3 Capital also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units. C3 Capital's interpretation of the terms and conditions of the Offer (including the Offer to Sell Letter) will be final and binding. No tender of Units will be deemed to have been validly made until all defects have been cured or waived. Neither C3 Capital, the Exchange Agent nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unitholder and C3 Capital on the terms set forth in the Offer.

     C3 Capital will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, validly tendered Units if, as and when C3 Capital gives written notice to the Exchange Agent of C3 Capital's acceptance of those Units. Payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Exchange Agent, which will act as agent for tendering Unitholders for the purpose of receiving payments from C3 Capital and transmitting those payments to Unitholders whose Units have been accepted for payment.

     7. WITHDRAWAL RIGHTS. Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by C3 Capital pursuant to the Offer, may also be withdrawn at any time after December 3, 2001. If purchase of, or payment for, Units is delayed for any reason, including extension by C3 Capital of the Expiration Date, or if C3 Capital is unable to purchase or pay for Units for any reason then, without prejudice to C3 Capital's rights under the Offer, tendered Units may be retained by the Exchange Agent and may not be withdrawn, except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this section; subject, however, to C3 Capital's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at 110 Newport Center Drive, Suite 200, Newport Beach, California 92660. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Offer to Sell Letter in the same manner as the Offer to Sell Letter was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in "Procedure to Accept the Offer" above at any time prior to the Expiration Date.

     All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by C3 Capital, in its sole discretion, which determination shall be final and binding. Neither C3 Capital, the Exchange Agent nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

     8. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. C3 Capital expressly reserves the right, in its sole discretion, at any time and from time to time:
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment, (iii) upon the occurrence of any of the conditions specified in "Conditions of the Offer" below, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m. New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

     9. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, C3 Capital will not be required to accept for payment or to pay for any Units tendered if all authorizations, orders or expirations of waiting periods imposed by any court, administrative agency or other governmental authority, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have occurred or been filed, or obtained. Furthermore, notwithstanding any other term of the Offer and in addition to C3 Capital's right to withdraw the Offer at any time before the Expiration Date, C3 Capital will not be required to accept for payment or pay for any Units, or may delay the acceptance for payment of the Units tendered if at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

          (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by C3 Capital, (ii) imposes or confirms limitations on the ability of C3 Capital effectively to exercise full rights of both legal and beneficial ownership of the Units, including, without limitation, the right to instruct the Partnership's limited partners to vote the Units acquired by C3 Capital pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders,
(iii) requires divestiture by C3 Capital of any Units, (iv) causes any material diminution of the benefits to be derived by C3 Capital as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of C3 Capital or the Partnership, or (vi) seeks to impose any material condition to the Offer unacceptable to C3 Capital;

          (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, including a conclusion that the Hart-Scott-Rodino Antitrust Improvements Action of 1976, as amended, applies which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through
(vi) of paragraph (a) above;

          (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or C3 Capital shall have become aware of any fact that does or may have a material adverse effect on the value of the Units or the Properties;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in the United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) the managing general partner and/or the limited partners of the Partnership shall have failed or refused to take all other action that C3 Capital deems necessary, in C3 Capital's judgment, for C3 Capital to be the registered owner of the Units tendered and accepted for payment hereunder simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the partnership agreement as in accordance with the partnership agreement and applicable law;

          (f) the managing general partner and/or the limited partners of the Partnership shall have failed or refused to furnish C3 Capital such information as is necessary, in C3 Capital's judgment, to verify that the person purporting to transfer Units to C3 Capital pursuant to the Offer is in fact the registered owner of the Units;

          (g) the managing general partner or the Unitholders shall have caused the Partnership to impose unreasonable transfer, substitution or similar fees, including, without limitation, those that would otherwise apply to: (i) the tender of Units by holders pursuant to the Offer, (ii) the transfer of such Units to C3 Capital and (iii) the addition of C3 Capital as a registered owner of the Units;

          (h) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) declared or paid any Distribution, other than in cash, on any of the Units, or (iv) the Partnership or the managing general partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business;

          (i) the managing general partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of Units or transfers of Units on the books and records of the Partnership or the admission of transferees of Units as registered owners and as Unitholders; or

          (j) it shall have been publicly disclosed or C3 Capital shall have otherwise learned that more than five percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act).

     The foregoing conditions are for the sole benefit of C3 Capital and may be (but need not be) asserted by C3 Capital regardless of the circumstances giving rise to such conditions or may be waived by C3 Capital in whole or in part at any time and from time to time in its sole discretion. Any determination by C3 Capital concerning the events described above will be final and binding upon all parties.

     10. BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding of 31 percent with respect to payment of the Purchase Price, a tendering Unitholder must provide C3 Capital with the Unitholder's correct taxpayer identification number with the Offer to Sell Letter. See "SCHEDULE II" below.

     If you do not have a valid taxpayer identification number do not send in the Offer to Sell Letter; instead, please contact C3 Capital, toll free, at
(866) 719-4093, and C3 Capital will provide you with the appropriate forms.

     11. FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Unitholder must certify in the Offer to Sell Letter as to the Unitholder's taxpayer identification number, address and that the Unitholder is not a foreign person. See "SCHEDULE II" below.

     If you are a foreign person do not send in the Offer to Sell Letter; instead, please contact C3 Capital, toll free, at (866) 719-4093, and C3 Capital will provide you with the appropriate forms.

     12. SOURCE OF FUNDS. Based on the Purchase Price of $300 per Unit, C3 Capital estimates that the total amount of funds necessary to purchase all Units it is seeking to purchase in the Offer, and to pay related fees and expenses, will be approximately $3,000,000. The members of C3 Capital have agreed to contribute or lend sufficient cash to C3 Capital to provide the funds required in connection with the Offer without any borrowings.

     13. CERTAIN LEGAL MATTERS.

     General. Except as set forth in this Section, C3 Capital is unaware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by C3 Capital pursuant to the Offer. Should any such approval or other action be required, it is C3 Capital's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause C3 Capital to elect to terminate the Offer without purchasing Units thereunder. C3 Capital's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section.

     Antitrust. C3 Capital believes that the Hart-Scott-Rodino Antitrust Improvements Action of 1976, as amended, does not apply to the acquisition of Units contemplated by the Offer.

     Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

     State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business in such states. Certain decisions of the United States Supreme Court limit the applicability of such statutes. The Partnership was formed under the laws of the State of California, which currently does not have any takeover statute applicable to limited partnerships, and C3 Capital does not expect any such statute to be enacted in California during the pendency of the Offer. However, it is a condition to the Offer that no state or federal statute impose a material limitation on C3 Capital's right to vote the Units purchased pursuant to the Offer. If this condition is not met, C3 Capital may terminate or amend the Offer.

     If any person seeks to apply any state takeover statute, C3 Capital will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, C3 Capital might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent C3 Capital from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, C3 Capital may not be obligated to accept for payment or pay for Units tendered.

     14. FEES AND EXPENSES. Except as set forth in this Section, C3 Capital will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. C3 Capital has retained P.H. Holdings, Inc. to act as Exchange Agent in connection with the Offer. C3 Capital will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. C3 Capital will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     C3 Capital may pay a fee to "soliciting dealers" in connection with the Offer. "Soliciting dealers" will include the following entities: brokers or dealers who are members of any national securities exchange or of the National Association of Securities Dealers, or banks or trust companies, if they have customers who hold Units. If C3 Capital pays a fee to soliciting dealers it expects to pay a flat fee, in an amount which has not yet been determined, either for each customer of a soliciting dealer who holds Units or for each Unit the soliciting dealer's customer tenders.

     If C3 Capital pays a soliciting dealers' fee, in consideration for the fee, soliciting dealers will forward the Offer and accompanying materials to Unitholders who are customers of theirs, and make telephone calls to Unitholders regarding the Offer. Soliciting dealers would not be required to make any recommendation to Unitholders regarding whether they should tender or refrain from tendering Units in the Offer. Any soliciting dealer fee would not be payable to dealers with regard to any Units beneficially owned by the dealer, or if the soliciting dealer is required to transfer any amount of the fee to a Unitholder. No soliciting dealer will be considered an agent of C3 Capital for purposes of the Offer. Whether or not C3 Capital pays a soliciting dealer's fee, it will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers.

     Members and managers of C3 Capital or Vintage Senior Housing, LLC, a member of C3 Capital, or employees of entities affiliated with C3 Capital or Vintage Senior Housing, LLC, may solicit Unitholders to tender their Units in the Offer by telephone, facsimile or in person. These individuals may receive reasonable and customary compensation for making solicitations, and C3 Capital may reimburse them for out-of-pocket expenses associated with the solicitations.

     15. MISCELLANEOUS. The Offer is not made to (nor will tenders be accepted on behalf of) Unitholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, C3 Capital may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unitholders in such jurisdiction.

     In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of C3 Capital by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

         No person has been authorized to give any information or to make any representation on behalf of C3 Capital not contained herein or in the Offer to Sell Letter and, if given or made, such information or representation must not be relied upon as having been authorized.

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

     1. GENERAL. Information contained in this section is based upon documents and reports publicly filed by the Partnership. Although C3 Capital has no reason to believe that the statements contained in these public documents and reports are untrue, C3 Capital has not independently investigated the accuracy of these statements and does not take responsibility for the accuracy, inaccuracy, completeness or incompleteness, of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

     The Partnership is the owner and operator of two assisted living communities, which house and provide personal care and support services to senior residents. The Partnership is a California limited partnership that was formed in June of 1989 to develop, finance, acquire and operate senior citizen housing. Currently, the only managing general partner of the Partnership is ARVAL. The managing general partner makes all decisions concerning property acquisitions and dispositions of the communities, subject to the limited partners' rights to approve or disapprove of the sale of substantially all of the Partnerships assets.

     The Partnership's address is 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 and the Partnership's phone number is (714) 751-7400.

     As of June 30, 2001, there were approximately 1,759 Unitholders of record owning 18,666 units. There is no established public trading market for the Units.

     Under the partnership agreement, the term of the Partnership will continue until December 31, 2049 unless terminated earlier pursuant to the provisions of the partnership agreement.

     At June 30, 2001, the Partnership's investment portfolio consisted of the Properties and an 8% promissory note maturing January 25, 2010 with an outstanding balance of approximately $5 million. The Properties are: Chandler Villas, a 164--unit complex in Chandler, Arizona ("Chandler"); and Villa Las Posas, a 123-unit complex in Camarillo, California ("Los Posas"). According to the Partnership's Offering Memorandum, the original anticipated holding period of each of the Properties was five to seven years following the acquisition of the Property (subject to market conditions). Los Posas has been operating almost four years; however, the site was purchased by the Partnership over eleven years ago. Chandler has been held and operated by the Partnership for more than nine years.

     2. ONGOING COMPENSATION AND REIMBURSEMENTS TO THE MANAGING GENERAL PARTNER. A managing general partner is entitled to the following ongoing fees and reimbursements under the partnership agreement:

     Property Management Fees. A property management fee of 5% of gross revenues paid for managerial services including general supervision, hiring of onsite management personnel employed by the Partnership, renting of units, installation and provision of food service, maintenance, and other operations. Property management fees for 1998, 1999 and 2000 were $472,000, $421,000 and $442,000 respectively.

     Partnership Management Fees. A partnership management fee of 10% of cash flow before distributions is paid for implementing the Partnership's business plan, supervising and management of the Partnership's affairs including general administration, coordination of legal, audit, tax, and insurance matters. Partnership management fees for 1998, 1999 and 2000 were $140,000, $151,000 and $178,000 respectively.

     Sale of Partnership Projects. The partnership agreement neither specifically authorizes nor prohibits payment or compensation in the form of real estate commissions to the managing general partners or its affiliates. Any such payments or compensation are subordinated to a return to the Limited Partners of their capital contributions plus an 8% per annum, cumulative, but not compounded, return thereon from all sources, including prior distribution of cash flow. Any such compensation shall not exceed 3% of the gross sales price or 50% of the standard real estate brokerage commission, whichever is less. Upon the sale of Bradford Square in December, 2000, a $240,060 real estate selling commission was paid to ARVAL. In fiscal 1999, and 1998 no real estate selling commissions were paid to ARVAL.

     Subordinated Incentive Compensation. The general partners are entitled to receive 15% of the proceeds of sale or refinancing, subordinated to a return of initial Capital Contributions (as defined in the partnership agreement), plus cumulative, but not compounded, return on capital contributions varying from 8% to 10% per annum. In 2000, 1999 and 1998, no incentive compensation was paid.

     Partnership Interest. .01% of all items of capital, profit or loss, and liquidating distributions, subject to a capital account adjustment.

     Reimbursed Expenses. All of the Partnership's expenses are to be billed directly to and paid by the Partnership. The managing general partner may be reimbursed for the actual cost of goods and materials obtained from unaffiliated entities and used for or by the Partnership. In addition, the managing general partner may be reimbursed for administrative services necessary to the Partnership's prudent operation, provided that such reimbursement is at the lower of its actual cost or the amount which the Partnership would be required to pay to independent parties for comparable administrative services in the same geographic location. The total reimbursements to ARVAL amounted to $3.1 million, $3.7 million, and $2.5 million for the years ending December 31, 2000, 1999 and 1998, respectively.

                    CERTAIN INFORMATION CONCERNING C3 CAPITAL

     C3 Capital, a California limited liability company, was formed on July 16, 2001. C3 Capital has not engaged in any activities to date, other than those incidental to its organization, purchasing Units, making the Offer. The principal office of C3 Capital is 359 San Miguel, Suite 300, Newport Beach, California 92660 and its phone number is (866) 719-4093. For certain information concerning the members and controlling persons of C3 Capital, see "SCHEDULE I" below.

     C3 Capital is aware of the following contacts, transactions and agreements between affiliates of C3 Capital and the Partnership:

     o Gary L. Davidson, a member of C3 Capital and a former general partner of the Partnership, retains a special limited partnership interest in the Partnership which entitles him to .00198% share of the profits, losses and distribution of the Partnership. This interest was acquired by Mr. Davidson initially as a general partner of the Partnership and was converted, pursuant to the terms of the Partnership Agreement, to a special limited partnership interest upon Mr. Davidson's resignation as a general partner of the Partnership which occurred in 2000. This special limited partnership interest merely represents the same economic interest that Mr. Davidson acquired as a general partner of the Partnership and is not represented by limited partnership units or a right to acquire any limited partnership units of the Partnership. Mr. Davidson's special limited partnership interest continues to be subject to the terms and conditions of the Partnership Agreement.

     o In December of 2000, Vintage Senior Housing, LLC, a member of C3 Capital, purchased substantially all of the assets of Bradford Square, L.P., a California limited partnership in which the Partnership was the managing general partner and held a 50% interest. The assets purchased included an existing 92-unit retirement facility known as "Bradford Square", located at 1180 N. Bradford, Placentia, California. Vintage paid an aggregate of $8,002,000 in cash to the Partnership for the assets.

     o An affiliated company of Vintage Senior Housing, LLC in which Vintage holds a minority membership interest is currently a managing member in five separate limited liability companies in which ARV Assisted Living, Inc. is also a managing member. The purpose of these separate limited liability companies is to develop and operate multi-unit retirement facilities.

     Neither C3 Capital, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I," have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Except as set forth in this Offer to Purchase, neither C3 Capital, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I," nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Units, and neither C3 Capital nor, to the best of knowledge of C3 Capital, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Units during the past 60 days.

     Except as set forth in this Offer to Purchase, neither C3 Capital, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I," nor any associate or majority owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Partnership, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither C3 Capital, nor any of its affiliates, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I," have had any business relationships or transactions with the Partnership or any of its executive officers, directors or affiliates that are required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between C3 Capital, any of its affiliates or, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I," and the Partnership or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

                                   SCHEDULE I

                       MEMBERS AND MANAGERS OF C3 CAPITAL

     The names and principal occupation or employment of each member and manager of C3 Capital and its control persons are set forth below. Unless otherwise noted below, the business address of each member and manager is 359 San Miguel Drive, Suite 300, Newport Beach, California 92660 and its phone number is (866) 719-4093. Each member and manager and its control persons are United States citizens.

BONGATE, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY. A member of C3 Capital, LLC. BonGate, LLC engages in business and managerial consulting and holds a controlling interest in Cooper Colony Affordable Housing, Inc., an owner and operator of affordable senior apartments. Graham P. Espley-Jones is the controlling member of BonGate. The business address of BonGate, LLC is 110 Newport Center Drive, Suite 200, Newport Beach, California 92660, and its phone number is (949) 719-1166.

VINTAGE SENIOR HOUSING, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY. A member of C3 Capital, LLC. Founded in 1998, Vintage Senior Housing LLC develops and manages assisted living facilities. To date, Vintage has developed four new assisted living facilities, refurbished three assisted living facilities requiring substantial renovation and has acquired and now operates three other existing assisted living facilities. Eric K. Davidson and Brian S. Flornes are the controlling members of Vintage. The phone number for Mr. Davidson is (949) 719-4082. The phone number for Mr. Flores is (949) 719-4083.

GARY L. DAVIDSON, 67.

Chairman and member of C3 Capital, LLC. He is also a founder and currently serves as Chairman of Windstone Group and Assured Horizons, owners and operators of residential care facilities for the frail elderly. In 1979, he founded ARV Assisted Living, Inc., formerly American Retirement Villas Corporation. He served as Chairman, President and CEO of ARV Assisted Living, Inc. until 1997. Prior to founding ARV Assisted Living, Inc. he practiced law and became active in the senior housing industry in 1967. He was also one of the founders and organizers of the American Basketball Association, the World Football League and World Hockey Association. He graduated from UCLA with a Bachelor of Arts Degree and also attended Law School at UCLA where he was awarded a Doctorate in Juris Prudence.

GRAHAM P. ESPLEY-JONES, 41.

President and controlling member of BonGate, LLC, a member of C3 Capital, LLC. He also serves as President of Cooper Colony Affordable Housing, Inc., an owner and operator of affordable senior apartments. Most recently, he served as the Chief Financial Officer and Chief Administrative Officer of The Meyers Group, the largest data provider of real estate information in the country. Prior to that, he served as Chief Financial Officer of Kaufman and Broad Multi-Housing Group, an owner, operator and developer of senior and multi-family affordable apartments. From 1988 until 1998, he served as Chief Financial Officer and Executive Vice President of ARV Assisted Living, Inc. He received a Bachelor of Science Degree from San Diego State University and a Masters in Business Administration from Pepperdine University.

ERIC K. DAVIDSON, 40.

Principal and member of Vintage Senior Housing, LLC, a member of C3 Capital, LLC. He co-founded Vintage Senior Housing, LLC in 1998 with Brian L. Flornes. Prior to founding Vintage, he was a Senior Vice President at ARV Assisted Living, Inc. overseeing both acquisitions and development. He began his career at Cushman and Wakefield specializing in office leasing, investments and senior housing. He received a Bachelor of Arts Degree from the University of California at Berkley and attended Cambridge University in England.

BRIAN J. FLORNES, 38.

Principal and member of Vintage Senior Housing, LLC, a member of C3 Capital, LLC. He co-founded Vintage Senior Housing, LLC in 1998 with Eric K. Davidson. Prior to founding Vintage, he was President of American Housing Concepts which handled all the development activities for ARV Assisted Living, Inc. from 1992 to 1998. Prior to that he worked with Calmark as a project manager overseeing the development of senior housing apartments. He received a Bachelor of Arts Degree and a Masters Degree in Business Administration from Loyola Maryland University.

                                   SCHEDULE II

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. UNITHOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The amount of a Unitholder's adjusted tax basis in such Units will vary depending upon the Unitholder's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unitholder of the Unit pursuant to the Offer (that is, the Purchase Price), plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

     The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals are taxed at a maximum marginal federal income tax rate of 20 percent, whereas the maximum marginal federal income tax rate for ordinary income of such persons is approximately 39.6 percent. Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

     If any portion of the amount realized by a Unitholder is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Unitholder's gain or loss may be treated as ordinary gain or loss rather than capital gain or loss.

     A tendering Unitholder will be allocated a pro rata share of the Partnership's taxable income or loss for the year of the sale with respect to the Units sold in accordance with the provisions of the partnership agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Unitholder for that year will affect the Unitholder's adjusted tax basis in Units and, therefore, the amount of such Unitholder's taxable gain or loss upon a sale of Units pursuant to the Offer.

     Under Code Section 469, individuals and certain types of corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of Unitholders from the Partnership are passive activity losses. Unitholders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

     If a Unitholder sells less than all of its Units pursuant to the Offer, a loss recognized by that Unitholder can be currently deducted (subject to the other applicable limitations) to the extent of the Unitholder's passive income from the Partnership for that year plus any other passive activity income for that year, and a gain recognized by a Unitholder upon the sale of Units can be offset by the Unitholders' current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unitholder sells 100 percent of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Unitholder from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unitholder from its other income (subject to any other applicable limitations). If more than 10,000 Units are tendered, some tendering Unitholders may not be able to sell 100 percent of their Units pursuant to the Offer because of the proration of the number of Units to be purchased by C3 Capital.

     Unitholders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31 percent backup withholding unless those Unitholders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Offer to Sell Letter. If a Unitholder who is subject to backup withholding does not properly complete and sign the Offer to Sell Letter, C3 Capital will withhold 31 percent from payments to such Unitholder.

     A Unitholder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Unitholder must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year) (See IRS Form 8308).

     Gain realized by a foreign Unitholder on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10 percent of the amount realized on the disposition. In order to comply with this requirement, C3 Capital will withhold 10 percent of the amount realized by a tendering Unitholder unless the Unitholder properly completes and signs the Offer to Sell Letter certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     The Offer to Sell Letter and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addressees set forth below:

                      The Exchange Agent for the Offer is:

                               P.H. HOLDINGS INC.

                      By Mail and Hand/Overnight Delivery:

                            110 Newport Center Drive
                                    Suite 200
                         Newport Beach, California 92660

                                  By Facsimile:

                                 (949) 719-1165


--------------------------------------------------------------------------------

     Questions and requests for assistance may be directed to C3 Capital at 359 San Miguel Drive, Suite 300, Newport Beach, California 92660 or, toll free, at
(866) 719-4093. Additional copies of this Offer to Purchase, the Offer to Sell Letter and other materials may also be obtained from C3 Capital at 359 San Miguel Drive, Suite 300, Newport Beach, California 92660 or, toll free, at (866) 719-4093, and will be furnished promptly at C3 Capital's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

--------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE REGARDING THE OFFER TO PURCHASE UNITS MADE HEREBY, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY C3 CAPITAL OR ANY OTHER PERSON. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF C3 CAPITAL OR THE PARTNERSHIP SINCE THE DATE HEREOF.